EXHIBIT 99.1

Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
April 18, 2008	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS FIRST QUARTER 2008 EARNINGS

Natchez, Mississippi – The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK, "B&K Capital" or "the Company") today reported net income and earnings per share for the quarter ended March 31, 2008, of $846 thousand, or $.40 per diluted share, compared to $427 thousand, or $.20 per diluted share, for the quarter ended March 31, 2007.  Annualized returns on average assets and average equity for the quarter ended March 31, 2008, were .93% and 9.31%, respectively, compared to .46% and 5.06%, for the same period in 2007.

The increase in earnings in 2008 over the prior period arose primarily because of losses on investment securities experienced in the first quarter of 2007.  As reported earlier, in connection with its adoption of Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” the Company sold approximately $55 million of its available-for-sale investment securities and recognized a loss of a $559 thousand in the first quarter of 2007.  The proceeds were reinvested in securities with a higher yield.  In the first quarter of 2008 the Company sold approximately $19 million of securities classified as trading at a gain of $148 thousand, which also contributed to the increase in earnings.  Proceeds from this transaction were used to reduce Federal Home Loan Bank debt and to purchase securities classified as held-to-maturity.

Net interest income increased $69 thousand to $3.3 million for the first quarter of 2008 compared to the first quarter of 2007.  The increase in net interest income is primarily due to a more favorable interest rate yield curve as short-term interest rates fell from 5.25% beginning in September 2007 to 2.25% as of the end of the first quarter of 2008.  The Company’s net interest margin and interest rate spread increased when comparing the first quarter of 2008 to the same period in 2007.  Asset yields declined 16 basis points from 6.86% to 6.70% in the first quarter comparative periods while funding costs decreased 25 basis points from 3.87% to 3.62% during the same period.  The positive spread contributed $162 thousand toward the increase in net interest income and was offset by $93 thousand due to lower average asset and liability volumes.  Average assets decreased $4.6 million primarily from lower loan volumes; this decrease was partially offset by an increase in the average investment portfolio.  As a result of the improved interest rate environment and more desirable yield curve, the Company’s net interest margin increased from 3.72% at the end of March 31, 2007, to 3.82% at the end of the first quarter of 2008.

The increase in non-interest income to $783 thousand for the quarter ended March 31, 2008, is related to the securities transaction described above.  Non-interest expense remained relatively unchanged at $2.9 million for the period ended March 31, 2008, compared to the same period in 2007.

The Bank’s provision for loan losses for the three month period ending March 31, 2008, was increased to $120 thousand, compared to $80 thousand during the same period in 2007.  The increase in provision was added in response to increases in net charge-offs from $102 thousand to $174 thousand over the comparative periods.  The allowance for loan losses ended the first quarter of 2008 at $2.4 million, or 1.03% of total loans.  Non-accrual loans increased from $1.6 million at March 31, 2007 to $2.9 million at March 31, 2008, while loans past due 90 days or more increased from $170 thousand to $838 thousand over the same period.  Other real estate decreased from $1.0 million to $445 thousand.  Non-performing assets as a percent of total assets increased from .77%  at March 31, 2007 to 1.15% at March 31, 2008.  The increase in non-performing loans was primarily due to two commercial loans totaling approximately $2 million.  Resolution of both loans is expected in the second quarter of 2008 following the sale of the collateral securing the loans.  One credit in the amount of $1.3 million is in the Natchez market, and the second credit in the amount of $672 thousand is in the Baton Rouge market.  The Company considers its analysis of the amount of reserves on these two loans to be adequate as of March 31, 2008.

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and one in Baton Rouge, Louisiana.  As of March 31, 2008, the Company reported assets of $366.0 million and equity of $36.7 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at March 31, 2008, were 2,117,966.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital Corporation and its subsidiaries.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the Three Months
	Ended March 31,

	2008	2007

Interest income	$5,836,288	$6,007,107
Interest expense	(2,505,755)	(2,745,558)
Net interest income	3,330,533	3,261,549
Provision for loan losses	(120,000)	(80,000)
Net interest income after
provision for loan losses	3,210,533	3,181,549
Non-interest income	783,435	197,687
Non-interest expense	(2,861,591)	(2,918,745)
Income before income taxes	1,132,377	460,491
Income taxes	(286,270)	(33,366)
Net income	$846,107	$427,125

Return on Average Assets	0.93%	0.46%
Return on Average Equity	9.31%	5.06%

Diluted:
Net income per share	$0.40	$0.20
Weighted average shares outstanding	2,118,750	2,120,993

	March 31,	December 31,	March 31,
	2008	2007	2007
Total assets	$366,030,316	$368,345,272	$367,842,729
Cash and due from banks	6,753,519	8,732,307	8,538,684
Investment securities	118,621,061	125,691,658	106,986,053
Gross loans	230,680,704	223,352,663	240,512,347
Deposits-interest bearing	193,017,904	199,088,223	214,523,798
Deposits-non interest bearing	49,611,550	47,305,927	51,679,173
Total deposits	242,629,454	246,394,150	266,202,971
Short-term borrowed funds	35,903,417	34,964,330	46,094,833
Long-term borrowed funds	42,032,711	42,425,699	13,119,348
Trust preferred securities	5,155,000	5,155,000	5,155,000
Stockholders' equity	36,677,800	35,800,865	34,025,830
Book value (per share)	$17.32	$16.90	$16.07
Total shares outstanding	2,117,966	2,117,966	2,117,966